FOR IMMEDIATE RELEASE

ENCORE MEDICAL CORPORATION ENTERS AGREEMENT TO
SELL U.S. CONSUMER PRODUCT LINE

June 9, 2006, Austin, Texas – Encore Medical Corporation (NASDAQ: ENMC) announced today that it has entered into an agreement to sell its Slendertone® U.S. consumer product line for cash consideration of approximately $6.8 million primarily for the Slendertone inventory and all of Encore’s distribution rights to Slendertone products in the U.S. The purchaser is Bio-Medical Research Limited, an Ireland based private company, that developed, manufactures, distributes and owns all intellectual property rights to the Slendertone product line. Encore intends to use the net proceeds from this sale toward Encore’s core Surgical Implant and Orthopedic Rehabilitation businesses.

Kenneth W. Davidson, Chairman and Chief Executive Officer of Encore Medical Corporation, commented, “We believe the divesture of this non-core product line sharpens our strategic focus on our core surgical implant and orthopedic rehabilitation product lines. We acquired the U.S. Slendertone consumer product line as part of the Compex Technologies, Inc. acquisition we completed in February of this year.”

The transaction is expected to close by June 30, 2006.

Cleary Oxford & Associates served as the financial advisor to Encore Medical.

Encore Medical Corporation is a diversified orthopedic device company that develops, manufactures and distributes a comprehensive range of high quality orthopedic devices used by orthopedic surgeons, physicians, therapists, athletic trainers and other healthcare professionals to treat patients with musculoskeletal conditions resulting from degenerative diseases, deformities, traumatic events and sports-related injuries. Through its Orthopedic Rehabilitation Division, Encore is a leading distributor of electrical stimulation and other orthopedic products used for pain management, orthopedic rehabilitation, physical therapy, fitness and sport performance enhancement. Encore’s Surgical Implant Division offers a comprehensive suite of reconstructive joint products and spinal implants. For more information, visit www.encoremed.com.

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Except for the historical information contained herein, the matters discussed are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties, such as the completion of this transaction and the use of proceeds therefrom, the timely availability of new products, the impacts of competitive products and pricing, the ability to continue to obtain long-term financing, and other risks and uncertainties set forth in the Company’s filings with the Securities and Exchange Commission. These risks and uncertainties could cause actual results to differ materially from any forward-looking statements made herein.

For: Contact:	Encore Medical Corporation Harry L. Zimmerman Executive Vice President – General Counsel (512) 832-9500 harry_zimmerman@encoremed.com